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As filed with the Securities and Exchange Commission on January 13, 2005.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C., 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HILTON HOTELS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-2058176 (I.R.S. Employer Identification No.)

9336 Civic Center Drive
Beverly Hills, California 90210
(Address of Principal Executive Offices)

HILTON HOTELS
2005 EXECUTIVE DEFERRED COMPENSATION PLAN
(Full Title of the Plan)

Madeleine A. Kleiner, Esq.
Executive Vice President and General Counsel
9336 Civic Center Drive
Beverly Hills, California 90210
(310) 278-4321
(Name and Address of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Deferred Compensation Obligations(1)	$50,000,000	100%	$50,000,000(2)	$5,885

(1)
The Deferred Compensation Obligations are unsecured obligations of Hilton Hotels Corporation to pay deferred compensation in the future in accordance with the terms of the Hilton Hotels 2005 Executive Deferred Compensation Plan.

(2)
Estimated solely for the purpose of determining the registration fee.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Commission by Hilton Hotels Corporation (the "Registrant") are incorporated by reference into this Registration Statement:

  (1)
  The Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

  (2)
  The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004.

  (3)
  The Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

  (4)
  The Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004.

  (5)
  The Proxy Statement dated April 8, 2004 for the Annual Meeting of Stockholders held on May 27, 2004.

  (6)
  The Current Reports on Form 8-K filed with the Commission on January 26, 2004 (Item 5 information only), February 27, 2004, April 28, 2004 (Item 5 information only), and November 12, 2004.

        All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Any statement in a document all or a portion of which is incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

        The consolidated financial statements of the Registrant included in the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon and incorporated herein by reference. Such financial statements are, and (if covered by consents of Ernst & Young LLP filed with the Commission) audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

Item 4. Description of Securities.

        The Deferred Compensation Obligations (the "Obligations") represent the Registrant's unsecured general obligations to pay deferred compensation pursuant to the Hilton Hotels 2005 Executive Deferred Compensation Plan (the "Plan") that rank equally with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding, and are payable from the general assets of the Registrant. The Obligations are effectively subordinated to the Registrant's secured indebtedness, to the extent of the value of the collateral securing such indebtedness and will be effectively subordinated in right of payment to all liabilities of its subsidiaries. Under the Plan, the Registrant will provide eligible employees the opportunity to defer a portion of their base salary and cash bonus compensation. The maximum percentage of a participant's salary or bonus that may be deferred is subject to maximum percentages determined by the Plan. In addition, the Registrant will make matching contributions equal to a portion of the amount of the deferrals, as determined by the Plan.

Each participant's deferrals and related matching contributions will be credited to the participant's account (the "Distribution Option Account"). The participant's Distribution Option Account consists of two sub-accounts, the In-Service Distribution Account (pursuant to which distributions generally will be made to the participant while the participant continues service with the Registrant) or the Separation Distribution Account (pursuant to which distributions generally will be made following separation from service). The enrollment agreement filed by an eligible employee for any Plan year, which is the calendar year, must indicate the extent to which deferrals and matching contributions will be credited to each sub-account and must set forth the participant's election as to the time and manner of distribution from each sub-account. Payments may be made in a lump sum or installments (provided that a participant's account balance exceeds a certain dollar threshold), as elected by the participant in the enrollment agreement filed by the participant for a Plan year (subject to a limited right to change the election, as specified by the Plan). In the event of a change of control or in the event of a participant's death, the amounts in the participant's accounts will be paid to the participant (or the participant's beneficiary) in a lump sum.

        A participant's Distribution Option Accounts will be credited with earnings pursuant to options (the "Earnings Crediting Options") selected by the participant. The Earnings Crediting Options are indexed to one or more investment funds as are designated by the Registrant from time to time. Each participant's Distribution Option Account will be adjusted to reflect the rate of return, positive or negative, based upon the actual investment performance of the investment funds corresponding to the Earnings Crediting Options selected by the participant, net of certain asset based charges. A participant may change the Earnings Crediting Options from time to time as set forth in the Plan.

        Although the value of a participant's Distribution Option Accounts (and, therefore, the amount of the liability under an obligation) will be based upon the performance of the investment funds corresponding to the Earnings Crediting Options, participants will not have an actual interest in such funds but only in the Obligations. The Registrant is under no obligation to invest any portion of the Obligations in any of the funds to which Earnings Crediting Options are indexed.

        No participant or beneficiary may transfer (other than by will or the laws of descent and distribution), alienate, or otherwise encumber the Obligations. The Registrant's Obligations under the Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Registrant's assets or (b) any corporation or partnership into which the Registrant may be merged or consolidated.

        Except as specifically provided below, a participant may not redeem the Obligations prior to the payment dates specified by the participant in the participant's enrollment agreements (or as may be changed by the participant as specified in the Plan). Upon written request of a participant, the Plan Committee may, in its discretion, direct that a participant be paid an amount (not to exceed the balance of the Obligations attributable to the participant) sufficient to meet an "unforeseeable financial emergency" as described in the Plan. The Registrant reserves the right to amend or terminate the Plan at any time in any manner the Registrant deems appropriate, if necessary or appropriate to comply with changes to applicable law, without the consent of any participant. If the Registrant acts to terminate the Plan, distribution will be made in accordance with the applicable Plan distribution provisions unless an alternative method of distribution is permitted under applicable law.

        The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations and each employee participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Under Section 145 of the Delaware General Corporation Law (the "DCGL"), a corporation has the power to indemnify directors and officers under prescribed circumstances and subject to specified limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. The Registrant's Restated Certificate of Incorporation and Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL. In addition, the Registrant has entered into indemnification agreements with its executive officers and directors. The Registrant has also purchased and maintains insurance for its officers, directors, employees or agents against liabilities which an officer, director, employee or agent may incur in his or her capacity as such.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit	Description
4.1	Hilton Hotels 2005 Executive Deferred Compensation Plan.
5.1	Opinion of Morgan Lewis & Bockius LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Morgan Lewis & Bockius LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page).

Item 9. Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on January 12, 2005.

HILTON HOTELS CORPORATION

By:
/s/ MADELEINE A. KLEINER Madeleine A. Kleiner Executive Vice President and General Counsel

POWER OF ATTORNEY

        Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Madeleine A. Kleiner and Tim S. Glassett, or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for his or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated as of January 12, 2005.

/s/ STEPHEN F. BOLLENBACH Stephen F. Bollenbach Co-Chairman of the Board and Chief Executive Officer	/s/ BENJAMIN V. LAMBERT Benjamin V. Lambert Director
/s/ A. STEVEN CROWN A. Steven Crown Director	/s/ DAVID MICHELS David Michels Director
/s/ PETER M. GEORGE Peter M. George Director	/s/ JOHN H. MYERS John H. Myers Director
/s/ BARRON HILTON Barron Hilton Co-Chairman of the Board	/s/ JOHN L. NOTTER John L. Notter Director
/s/ DIETER HUCKESTEIN Dieter Huckestein Director	/s/ DONNA F. TUTTLE Donna F. Tuttle Director
/s/ ROBERT L. JOHNSON Robert L. Johnson Director	/s/ PETER V. UEBERROTH Peter V. Ueberroth Director
/s/ ROBERT M. LA FORGIA Robert M. La Forgia Senior Vice President and Chief Financial Officer (Chief Accounting Officer)	/s/ SAM D. YOUNG Sam D. Young Director

HILTON HOTELS CORPORATION
INDEX TO EXHIBITS

Exhibit	Description
4.1	Hilton Hotels 2005 Executive Deferred Compensation Plan.
5.1	Opinion of Morgan Lewis & Bockius LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Morgan Lewis & Bockius LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page).

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
HILTON HOTELS CORPORATION INDEX TO EXHIBITS